Exhibit 9.1.4

                   ADMINISTRATIVE SERVICES AGREEMENT
       (BBOI WORLDWIDE LLC/BERGER INSTITUTIONAL PRODUCTS TRUST)
                          WITH RESPECT TO THE
                 BERGER/BIAM IPT - INTERNATIONAL FUND


     This ADMINISTRATIVE SERVICES AGREEMENT (the "Agreement") is entered into effective as of the ______ day of _______________, 1997, by and between BBOI WORLDWIDE LLC, a Delaware limited liability company ("BBOI Worldwide"), and BERGER INSTITUTIONAL PRODUCTS TRUST, a Delaware business trust (the "Trust"), with respect to the BERGER/BIAM IPT - INTERNATIONAL FUND, a series of the Trust (the "Fund").

                               RECITALS

     A. The Trust is a Delaware business trust and an open-end, management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act").

     B. The Fund is a series of the Trust for which BBOI Worldwide acts as investment advisor.

     C. The parties desire that in addition to its duties as investment advisor, BBOI Worldwide provide certain administrative services to the Trust with respect to the Fund, on the terms and conditions set forth herein.

                               AGREEMENT

     For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     (a)  Appointment.  The Trust hereby appoints BBOI Worldwide as
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the administrator of the Fund, to provide to the Fund, at BBOI
Worldwide's expense except as specifically set forth below, all services specified herein, for the period and on the terms set forth in this Agreement. BBOI Worldwide hereby accepts such appointment and agrees to render the services and assume the responsibilities herein set forth, for the compensation herein provided. In performing its services under this Agreement, BBOI Worldwide shall comply with all relevant provisions of the 1940 Act and all other applicable federal and state laws and regulations.

     (b)  Services to be Provided.  BBOI Worldwide shall provide the
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following services to the Fund at BBOI Worldwide's own expense:

     (a) coordinating all matters relating to the operations of the Fund, including any necessary coordination among the investment advisor, sub-advisor, transfer agent, dividend disbursing agent, fund accounting agent, accountants, attorneys and other parties performing services or operational functions for the Fund;

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     (b)  providing personnel and assistance necessary to maintain the qualification and/or registration to sell shares under the federal securities laws and in each state where BBOI Worldwide has determined such qualification and/or registration to be advisable;

     (c) monitoring the Fund's compliance with (i) its Trust Instrument, Bylaws and currently effective registration statement under the Securities Act of 1933, as amended (the "1933 Act") and the 1940 Act and any amendments or supplements thereto ("Registration Statement"); (ii) the written policies, procedures and guidelines of the Fund, and the written instructions from the Trustees of the Trust based on resolutions duly adopted by the Trustees; (iii) the requirements of the 1933 Act, the 1940 Act, the rules thereunder, and all other applicable federal and state laws and regulations; and (iv) the provisions of the Internal Revenue Code, applicable to the Fund as a regulated investment company under Subchapter M or as required to maintain compliance with any diversification provisions applicable to insurance company separate accounts or qualified plans investing in the Fund;

     (d) supervising the preparation of any or all registration statements (including prospectuses and statements of additional information), tax returns, proxy materials, financial statements, notices and reports for filings with regulatory authorities and distribution to shareholders of the Fund;

     (e)  issuing certain correspondence to shareholders;

     (f) maintaining or supervising the maintenance of certain books and records;

     (g) providing the Trust with adequate personnel, office space, communications facilities and other facilities necessary for operation of the Fund as contemplated by this Agreement; and

     (h) preparing and rendering to the Trustees of the Trust such periodic and special reports as the Trustees may reasonably request.

     (c)  Expenses and Excluded Expenses.  BBOI Worldwide shall pay
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all its own costs and expenses incurred in providing the services required under this Agreement. Notwithstanding any other provision hereof, it is expressly agreed that BBOI Worldwide shall not be responsible to provide to or procure for the Fund any of the following services, or to pay, directly or on behalf of the Fund, any of the following fees and expenses, which shall remain the Trust's own obligation and responsibility to arrange for and pay: (a) investment advisory services performed by any investment advisor for the Fund, or any fees and expenses thereof; (b) expenses of registering the Trust with securities authorities, or registration or filing fees incurred in registering shares of the Fund with securities authorities; (c) expenses of meetings of the Trustees and shareholders of the Trust (including, without limitation, printing and mailing proxy statements and proxy materials, proxy solicitation, proxy tabulation, on-site space arrangements, catering and meeting communications); (d) legal services or legal fees and expenses; (e) distribution, marketing, underwriting or promotional services or any 12b-1 fees or other fees and expenses in connection therewith; (f) taxes imposed on the Fund;
(g) brokerage commissions and other costs in connection with the purchase and sale of

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securities and other portfolio assets; or (h) any non-recurring or extraordinary items as may arise from time to time.

     (d)  Compensation.  The Trust shall pay to BBOI Worldwide for the
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services provided under this Agreement a fee, payable in United States dollars, at an annual rate of 0.01% of the average daily net asset value of the Fund. Such fee shall be computed and accrued daily and payable monthly on the last day of each month during which or part of which this Agreement is in effect.

     (e)  Books and Records.  BBOI Worldwide hereby agrees that all
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records which it maintains for the Fund or the Trust hereunder are the property of the Trust, agrees to permit the reasonable inspection thereof by the Trust or its designees and agrees to preserve for the periods prescribed under the 1940 Act any records which it maintains for the Fund or the Trust and which are required to be maintained under the 1940 Act. BBOI Worldwide further agrees to surrender promptly to the Trust or its designees any records which it maintains for the Fund or the Trust upon request by the Trust.

     (f)  Term and Termination.  This Agreement shall become effective
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as of the date first set forth above and shall continue until terminated by either party on 60 days' written notice to the other party. This Agreement may also be terminated by the Trustees of the Trust at any time if BBOI Worldwide becomes unable to discharge its duties and obligations under this Agreement.

     (g)  Assignment and Amendments.  This Agreement shall not be
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assigned by either party without the prior written consent of the other party to the Agreement. This Agreement may be amended in writing by the parties, provided that all such amendments shall be subject to the approval of the Trustees of the Trust.

     (h)  Delegation.  Notwithstanding anything herein to the
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contrary, BBOI Worldwide may delegate any or all of its duties and responsibilities under this Agreement to one or more parties subject to the approval of the Trustees of the Trust. No delegation pursuant to this provision shall relieve BBOI Worldwide of its duties or responsibilities hereunder, and BBOI Worldwide shall appropriately supervise and monitor the activities of any party appointed hereunder for the Fund.

     (i)  Limitation of Liability of BBOI Worldwide.  BBOI Worldwide
          -----------------------------------------
shall not be liable for any error of judgment or mistake of law or for any act or omission taken with respect to the Fund, except for willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder and except to the extent otherwise provided by law. BBOI Worldwide shall be entitled to rely upon any written instructions from the Trustees of the Trust based on resolutions duly adopted by the Trustees and shall incur no liability to the Trust or the Fund in acting upon such written instructions. As used in this section, "BBOI Worldwide" shall include any affiliate of BBOI Worldwide performing services for the Fund contemplated hereunder, the Sub-Administrator as defined in Section 10 hereof, and managers, directors, officers and employees of BBOI Worldwide and each of the foregoing.

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     (j)  Indemnification.  The Trust hereby indemnifies and holds
          ---------------
harmless BBOI Worldwide and its officers, managers, members, employees and agents, and any controlling person thereof, and any person to whom BBOI Worldwide has delegated any of its duties and responsibilities pursuant to Section 8 hereof, including Berger Associates, Inc., to which BBOI Worldwide has delegated all its duties and responsibilities under this Agreement (the "Sub-Administrator"), from all losses, charges, claims and liabilities, and all costs and expenses, including without limitation reasonable attorneys' fees and disbursements, arising from any action which BBOI Worldwide or the Sub-Administrator takes or omits to take pursuant to written instructions from the Trustees of the Trust based on resolutions duly adopted by the Trustees, provided that no person shall be indemnified hereunder against any liability to the Trust or its shareholders (or any expenses incident to such liability) arising out of their own willful misfeasance, bad faith or gross negligence in the performance of their duties or by reason of their reckless disregard of their duties or obligations under this Agreement.

     BBOI Worldwide hereby indemnifies and holds harmless the Trust and its Trustees, officers, shareholders, employees and agents, and any controlling person thereof, from all losses, charges, claims and liabilities, and all costs and expenses, including without limitation reasonable attorneys' fees and disbursements, arising out of BBOI Worldwide's or the Sub-Administrator's willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its duties or obligations under this Agreement, provided that no person shall be indemnified hereunder against any liability to the Trust or its shareholders (or any expenses incident to such liability) arising out of their own willful misfeasance, bad faith or gross negligence in the performance of their duties or by reason of their reckless disregard of their duties or obligations under this Agreement.

     (k)  Independent Contractor.  BBOI Worldwide shall for all
          ----------------------
purposes hereunder be deemed to be an independent contractor and shall, unless otherwise provided or authorized, have no authority to act for or represent the Trust or the Fund in any way, nor otherwise be deemed an agent of, partner or joint venturer with, the Trust or the Fund.

     (l)  Activities of BBOI Worldwide.  The services of BBOI
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Worldwide hereunder are not to be deemed to be exclusive, and BBOI
Worldwide is free to render services to other parties, so long as its services under this Agreement are not materially adversely affected or otherwise impaired thereby. Nothing in this Agreement shall limit or restrict the right of any manager, officer or employee of BBOI Worldwide to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature.

     (m)  Limitation on Personal Liability.  NOTICE IS HEREBY GIVEN
          --------------------------------
that the Trust is a business trust organized under the Delaware Business Trust Act pursuant to a Certificate of Trust filed in the office of the Secretary of State of the State of Delaware. All parties to this Agreement acknowledge and agree that the Trust is a series trust and all debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series shall be

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enforceable against the assets held with respect to such series only, and not against the assets of the Trust generally or against the assets held with respect to any other series and further that no Trustee, officer or holder of shares of beneficial interest of the Trust shall be personally liable for any of the foregoing.

     (n)  Governing Law.  This Agreement shall be construed in
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accordance with the laws of the State of Colorado (without giving effect to the conflicts of laws principles thereof) and the 1940 Act. To the extent that the applicable laws of the State of Colorado conflict with the applicable provisions of the 1940 Act, the latter shall control.

     (o)  Miscellaneous.  The headings in this Agreement are included
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for convenience of reference only and in no way define or limit any of the provisions thereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement effective as of the date first above written.

                         BBOI WORLDWIDE LLC



                         By:_____________________________________
                              Gerard M. Lavin
                              Chief Executive Officer


                         BERGER INSTITUTIONAL PRODUCTS TRUST
                         with respect to its series known as the
                         Berger/BIAM IPT - International Fund



                         By:_____________________________________
                              Gerard M. Lavin
                              President

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